Exhibit 10.1

PROMISSORY NOTE

US $510,323	March 11, 2022

For good and valuable consideration, Allan Evans, (“Maker”), hereby makes and delivers this Promissory Note (this “Note”) in favor of Red Cat Holdings, Inc., a Nevada corporation (“Holder”), and hereby agree as follows:

1.	Principal Obligation and Interest. For value received, Maker promises to pay to Holder at such place as Holder may designate in writing, in currently available funds of the United States, the principal sum of Five Hundred Ten Thousand Three Hundred Twenty-three Dollars ($510,323). Makers’ obligation under this Note shall accrue interest from the date hereof until paid in full at the rate of six percent (6%) per annum.

2.	Payment Terms; Transfer of Maker Shares in the Holder as Payment. Maker agrees to remit payment in full of all principal and interest due hereunder to Holder on or before December 31, 2022 (the “Maturity Date”). Maker shall have the right to prepay all or any part of the principal under this Note without penalty. In connection with Maker’s employment by the Holder as an executive, the Maker has been granted certain awards of common stock in the Holder, some of which have vested and others which are unvested as of the date of this Note. Certain shares of common stock of the Holder owned or to-be-owned by the Maker shall be applied to reduce the balance owing under this Note as follows:

a.	Effective as of the date of this Note, 104,166 shares of common stock of the Holder which were scheduled to be issued to the Maker, will be retained by the Holder. The fair value of such shares in the amount of $280,832 shall be deemed applied and credited against the balance of this Note in favor of the Maker.

b.	The Maker owns an additional 110,983 shares of common stock in the Holder which are presently held at the Transfer Agent. Such shares, as well as the shares described in section 2.c below, shall not be transferred, sold, assigned, or encumbered by the Maker unless or until all principal and interest due and owing under this Note is paid in full.

c.	As part of his compensation as an executive employee, Maker is entitled to receive 20,833 shares of common stock in the Holder each month during calendar year 2022. Holder shall retain 3,000 of these shares each month and, in return, the fair value of such shares as defined under U.S. Generally Accepted Accounting Principles (the “Fair Value”) shall be deemed applied and credited against the balance of this Note in favor of the Maker.

d.	On or before the Maturity Date, the Maker shall: (i) return to the Holder for cancellation shares of common stock of the Holder having a Fair Value equal to the remaining balance of principal and interest then due under this Note; or (ii) pay the remaining balance of principal and interest then due under this Note in cash; or (iii) pay the remaining balance of principal and interest then due under this Note with a combination of cash payment and return of shares of the Holder for cancellation to be credited at their Fair Value.

3.	Executive Employment Agreement Deemed Amended. To the extent required to give full effect to the terms of this Note, the Maker’s Executive Employment Agreement with the Holder, and any stock award agreement or similar agreement by and between the Maker and the Holder, shall be amended by the terms hereof.

4.	Representations and Warranties of Maker. Maker hereby represents and warrants the following to Holder:

a.	Maker has the full right, power, and authority to execute, deliver and perform his obligations under this Note. This Note has been duly executed and delivered by the Maker and constitutes a valid and legally binding obligation of the Maker enforceable in accordance with its terms.

b.	The execution of this Note and Maker’s compliance with the terms, conditions and provisions hereof does not conflict with or violate any provision of any agreement, contract, lease, deed of trust, indenture, or instrument to which Maker is a party or by which Maker is bound.

5.	Defaults. The following events shall be defaults under this Note:

a.	Maker’s failure to remit any payment under this Note on before the date due, if such failure is not cured in full within five (5) days of written notice of default;

b.	Maker’s transfer, sale, assignment, or encumbrance of any Maker’s shares of common stock in the Holder prior to payment of this Note in full.

c.	Maker’s failure to perform or breach of any non-monetary obligation or covenant set forth in this Note if such failure is not cured in full within ten (10) days following delivery of written notice thereof from Holder to Maker;

6.	Rights and Remedies of Holder. Upon the occurrence of an event of default by Maker under this Note, then, in addition to all other rights and remedies at law or in equity, Holder may exercise any one or more of the following rights and remedies:

a.	Accelerate the time for payment of all amounts payable under this Note by written notice thereof to Maker, whereupon all such amounts shall be immediately due and payable;

b.	By proper direction to the Holder’s transfer agent, deem cancelled any and all shares in the Holder owned by the Maker and having a Fair Value equal to or less than the balance of principal and interest then due and owing under this Note; and

c.	Pursue any other rights or remedies available to Holder at law or in equity.

7.	Interest To Accrue Upon Default. Upon the occurrence of an event of default by Makers under this Note, the balance then owing under the terms of this Note shall accrue interest at the rate of eighteen percent (18%) per annum from the date of default until Holder is satisfied in full.

8.	Choice of Laws; Actions. This Note shall be constructed and construed in accordance with the internal substantive laws of the State of Nevada, without regard to the choice of law principles of said State. Maker acknowledges that this Note has been negotiated in Washoe County, Nevada. Accordingly, the exclusive venue of any action, suit, counterclaim or cross claim arising under, out of, or in connection with this Note shall be the state or federal courts in Washoe County, Nevada. Maker hereby consents to the personal jurisdiction of any court of competent subject matter jurisdiction sitting in Washoe County, Nevada.

9.	Usury Savings Clause. Maker expressly agrees and acknowledges that Maker and Holder intend and agree that this Note shall not be subject to the usury laws of any state other than the State of Nevada. Notwithstanding anything contained in this Note to the contrary, if collection from Maker of interest at the rate set forth herein would be contrary to applicable laws, then the applicable interest rate upon default shall be the highest interest rate that may be collected from Maker under applicable laws at such time.

10.	Costs of Collection. Should the indebtedness represented by this Note, or any part hereof, be collected at law, in equity, or in any bankruptcy, receivership or other court proceeding, or this Note be placed in the hands of any attorney for collection after default, Maker agrees to pay, in addition to the principal and interest due hereon, all reasonable attorneys’ fees, plus all other costs and expenses of collection and enforcement, including any fees incurred in connection with such proceedings.

11.	Miscellaneous.

a.	This Note shall be binding upon Maker and shall inure to the benefit of Holder and its successors, assigns, heirs, and legal representatives.

b.	Any failure or delay by Holder to insist upon the strict performance of any term, condition, covenant or agreement of this Note, or to exercise any right, power or remedy hereunder shall not constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy.

c.	Any provision of this Note that is unenforceable shall be severed from this Note to the extent reasonably possible without invalidating or affecting the intent, validity or enforceability of any other provision of this Note.

d.	In the event of any action at law or in equity to enforce this Note, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the unsuccessful party.

e.	This Note may not be modified or amended in any respect except in a writing executed by the party to be charged.

IN WITNESS WHEREOF, this Note has been executed effective on the date indicated.

“Maker”:

_______________________________________

Allan Evans

Acknowledged by “Holder”:

RED CAT HOLDINGS, INC.

By: ___________________________________

Joseph Hernon, Chief Financial Officer